Exhibit 10.1

COCA-COLA INDIA, INC.
One Coca-Cola Plaza
Atlanta, Georgia 30313

July 12, 2016

Atul Singh
Gurgaon, India

Dear Atul,

We thank you very much for all of your contributions to the Coca-Cola system. This letter outlines the terms of your separation. All applicable elements of your separation package will be paid under the terms of the relevant policies and plans of The Coca-Cola Company (the “Company”).

1.
You will step down from your current position of President, Asia Pacific Group on July 31, 2016. Thereafter, through March 31, 2017, you will work your normal schedule and assist with the transition of your responsibilities and related work as necessary. This will include serving as Chairman, Asia Pacific Group.

2.	Your repatriation date will be January 1, 2017. You will separate from the Company on March 31, 2017 (“Separation Date”).

3.	The Company will pay to relocate you pursuant to the Global Mobility Program. Your move must be complete, and all requests for reimbursement received, by June 30, 2017.

4.	All assignment-related allowances cease upon the effective date of your relocation, but no later than your Separation Date.

5.
If you sign the enclosed release, you will be eligible for a benefit under the Company’s Severance Pay Plan equivalent to two years of base salary. This amount will be paid in a lump sum amount on or shortly after your Separation Date. This amount is subject to all applicable tax and withholdings, including hypothetical tax.

6.
You will receive an annual incentive award for 2016. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2017. Your participation and any award made to you shall be determined by the Compensation Committee. This amount is subject to all applicable tax and withholdings, including hypothetical tax.

7.
You will receive an annual incentive award for 2017 prorated for three months. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2018. Your participation and any award made to you shall be determined by the Compensation Committee. This amount is subject to all applicable tax and withholdings, including hypothetical tax.

8.
All options which you previously have received will be exercisable according to the terms of The Coca-Cola Company’s applicable equity plans and programs as well as your related Stock Option Grant Agreements. You are eligible for the Special Equity Program and treatment of your stock options under this program. When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises. You will not receive any additional equity grants.

9.
All performance share unit (PSU) awards which you previously have received will be treated according to the terms of The Coca-Cola Company’s applicable equity plans and programs as well as your related PSU Agreements. You are eligible for the Special Equity Program and treatment of your PSU awards under this program. You will be personally liable for paying any taxes owed upon receipt of any award.

10.
Your retirement benefits will consist of those benefits from The Coca-Cola Company Pension Plan, The Coca-Cola Company 401(k) Plan and all other plans in which you participate and in which benefits are vested as of your Separation Date.

11.	You will continue to be reimbursed up to $10,000 per year in financial planning and related expenses incurred by you annually up through your Separation Date.

12.	You will be eligible for retiree health and welfare coverage pursuant to the applicable plans of The Coca-Cola Company.

13.	The Company will provide you with the standard repatriation allowances pursuant to the Global Mobility Program.

14.	The Company will provide at its expense outplacement/transition services through a designated services provider.

15.
The terms and conditions in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality.

If you have any questions or would like more information regarding the above, please call Ceree.

Sincerely,

/s/ Robert J. Jordan, Jr.
Robert J. Jordan, Jr.
Director and Vice President

Agreed to and accepted this 29 day of July, 2016.

/s/ Atul Singh
Atul Singh

Attachments
cc:    Ceree Eberly
Executive Compensation
Executive Services

FULL AND COMPLETE RELEASE
AND AGREEMENT ON COMPETITION,
TRADE SECRETS AND CONFIDENTIALITY
Release.
I, Atul Singh, in consideration of the payments and benefits under The Coca-Cola Company Severance Pay Plan, payments under the Global Mobility policy, special equity vesting rights under the Special Equity Program and pursuant to the equity agreements accepted by me, and other good and valuable consideration, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The Coca-Cola Company (“TCCC”) and its subsidiaries, affiliates, joint ventures, joint venture partners, and benefit plans (collectively with TCCC, referred to herein as the “Company"), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives, (collectively with the Company, referred to herein as “Releasees”) from all debts, claims, actions, causes of action (including without limitation those under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq.; and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”), as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Equal Pay Act of 1963, 9 U.S.C.§ 206, et seq.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.; and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall, or may have in the future, including without limitation those arising out of or related to my employment or separation from employment with the Company through the date of this Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality ("Agreement").
I fully understand and agree that:

1.
this Agreement is in exchange for the payments and benefits under The Coca-Cola Company Severance Pay Plan, payments under the Global Mobility policy, special equity vesting rights under the Special Equity Program and pursuant to the equity agreements accepted by me, and other compensation to which I would otherwise not be entitled;

2.	I am hereby advised to consult with an attorney before signing this Agreement;

3.	I have 21 days from my receipt of this Agreement within which to consider whether to sign it;

4.	I have seven days following my signature of this Agreement to revoke the Agreement; and

5.	this Agreement shall not become effective or enforceable until the revocation period of seven days has expired.
If I choose to revoke this Agreement, I must do so by notifying TCCC in writing.     Notwithstanding any other provision or paragraph of this Agreement, I do not hereby waive any rights or claims for which waivers or releases are prohibited by applicable law or any rights or claims under the ADEA that may arise after the date I sign this Agreement.
If there is any claim for loss of consortium, or any other similar claim, arising out of or related to my employment or separation of employment with TCCC, I will indemnify and hold Releasees harmless from any liability, including costs and expenses (as well as reasonable attorneys' fees) incurred by the Releasees as a result of any such claim.

I acknowledge and represent that (i) I have received all leave required under the Family and Medical Leave Act of 1993, as amended (“FMLA”), and (ii) do not claim that Releasees violated or denied me rights under the FMLA. I further acknowledge and represent that I (i) was properly classified as exempt under the Fair Labor Standards Act of 1938, as amended (“FLSA”), (ii) have been fully paid for hours I worked for TCCC and (iii) do not claim that TCCC violated or denied me rights under the FLSA.
I additionally understand and agree that this Agreement is not and shall not be construed to be an admission of liability of any kind on the part any of the Releasees.
Future Cooperation.
I covenant and agree that I shall, to the extent reasonably requested in writing, fully cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding matters which I, by virtue of my employment with TCCC, have knowledge or information relevant to said litigation, including, but not limited to (i) meeting with representatives of the Company to provide truthful information regarding my knowledge, (ii) acting as the Company’s representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation, provided the Company pays me reasonable compensation and reimburses me for reasonable expenses incurred in connection with such cooperation.
In addition, upon request from the Company at any time, I will resign and/or sign any required documents necessary to resign or step down from any board positions I hold by virtue pf my position or employment with the Company.
Trade Secrets and Confidential Information.
I covenant and agree that I have held and shall continue to hold in confidence all Trade Secrets of the Company that came into my knowledge during my employment by TCCC and shall not disclose, publish or make use of at any time such Trade Secrets for as long as the information remains a Trade Secret. "Trade Secret" means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
I also covenant and agree that, for the period beginning on the date I sign this Agreement and ending two years after I have signed this Agreement or two years after the date my employment ends, whichever is later (“Nondisclosure Period”), I will hold in confidence all Confidential Information of the Company that came into my knowledge during my employment by TCCC and will not disclose, publish or make use of such Confidential Information. "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company.
The restrictions stated in this Agreement are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law or any prior agreement that I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable state law or any prior agreement that I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property.
Return of Materials.
I further covenant and agree that I have or shall promptly deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company's business, whether made or compiled by me or furnished to me by virtue of my employment with the Company. I shall promptly deliver to the Company, all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to me by virtue of my employment with the Company.
No Publicity.
During the Nondisclosure Period, I will not publish any opinion, fact, or material, deliver any lecture or address, participate in the making of any film, radio broadcast or television transmission, or communicate with any representative of the media relating to confidential matters regarding the business or affairs of the Company which I was involved with during my employment.

Non Compete and Non Solicitation.
Definitions.
For the purposes of this Section, the following definitions apply:
(a)    “Non Solicitation Period” means the period beginning on the date I sign this Agreement and ending on March 31, 2019.
(b)    “Restricted Activities” means involvement in, development of, or oversight of the manufacturing, distribution, marketing, sales, operation, innovation, financial or commercial leadership activities for Restricted Businesses.
(c)    “Restricted Businesses” means 1) companies whose primary business is the manufacture, sale, distribution and marketing of either carbonated soft drinks, coffee, tea, water, sports drinks, energy drinks, juices or fruit-based beverages (“Non-alcoholic Beverages”) or beverage enhancers, beverage solutions, beverage enablers or other additives, which primarily are intended for use in non-alcoholic beverages, (“Beverage Enhancers”), and 2) companies whose business activities includes the manufacture, sale, distribution and marketing of Non-alcoholic Beverages or Beverage Enhancers, but for whom such business(es) may not be the company’s primary business (“Non-Beverage Companies”).
(d)    “Territory” Means the countries listed in Attachment A.

(e)    “Competing Business Segment” means any subsidiary, division, or unit of the business of a company, where such subsidiary, division, or unit manufactures, sells, distributes, or markets Non-alcoholic Beverages or Beverage Enhancers.
Non-Compete.
I hereby covenant with the Company that I will not, within the Territory prior to March 31, 2019, without the prior written consent of the President of TCCC (the “President”), directly or indirectly engage in any Restricted Activities for or on behalf of (including in a consulting capacity) any Restricted Business. In addition, I hereby covenant with the Company that I will not, within any country or any geographic location, prior to March 31, 2019, without the prior written consent of the President directly or indirectly engage in any Restricted Activities for or on behalf of (including in a consulting capacity) PepsiCo or Pepsi Bottling Group (or their respective parents, subsidiaries and affiliates).
Notwithstanding the foregoing, I may perform services for Non-Beverage Companies (other than PepsiCo or Pepsi Bottling Group or their respective parents, subsidiaries and affiliates) that have a Competing Business Segment, provided I do not perform Restricted Activities for such Competing Business Segment, and provided I notify the President of the nature of such service in writing within a reasonable time prior to beginning performance of such services.
Non Solicitation of Employees.
I hereby covenant and agree that I will not, during the Non Solicitation Period, without the prior written consent of the President, solicit or encourage, or attempt to solicit or encourage, directly or indirectly, for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, on the last day of my employment with TCCC or within twelve months prior to that date, was employed by the Company as a manager or executive and with whom I had professional interaction during the last twelve months of my employment with TCCC to terminate his or her employment with the Company or to accept employment with any other person or entity (whether or not such person would commit a breach of contract by leaving the Company).

Non Solicitation of Customers.

I hereby covenant and agree that I will not, During the Non Solicitation Period, without the prior written consent of the President, solicit or encourage, or attempt to solicit or encourage, directly or indirectly, any of the Company’s customers, including actively sought prospective customers with whom I had professional interaction during my employment with the Company, to reduce the amount of business which any customer has customarily done with the Company or contemplates doing with the Company by doing business with any of the Restricted Businesses.
Reasonable and Necessary Restrictions.
I acknowledge that during the course of my employment with TCCC I have received or will receive and had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer/bottler lists and information relating to the operations and business requirements of those clients/customers/bottlers and, accordingly, I am willing to enter into the covenants contained in this Agreement in order to provide the Company with what I consider to be reasonable protection for its interests.
I acknowledge that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the Company. I covenant that I will not challenge the enforceability of this Agreement nor will I raise any equitable defense to its enforcement.
I acknowledge and agree that in the event I breach, or threaten in any way to breach, or it is inevitable that I will breach, any of the provisions of this Agreement, damages shall be an inadequate remedy and the Company shall be entitled, without bond, to injunctive or other equitable relief in addition to all other rights otherwise available to the Company at law or in equity.
Non-Disparagement.

I agree that I will not make any statement, written or verbal, in any forum or media, or take any action in disparagement of the Company, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates.
Complete Agreement.
This Agreement is the complete understanding between me and the Company in respect of the subject matter of this Agreement and, with the exception of any prior agreement that I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property, supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.
Severability.
In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.
Governing Law.
Except to the extent preempted by Federal Law, this Agreement will be construed, interpreted, and applied in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law or giving effect to the choice-of-law provisions of the State of Georgia or any other jurisdiction and any legal action related to or arising out of this Agreement will be brought exclusively in the federal or state courts located in the State of Georgia. I hereby consent to the jurisdiction of such courts.

Successors and Assigns.
This Agreement inures to the benefit of the Company and its successors and assigns.

Amendment/Waiver.
No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.
Acknowledgment.
I have carefully read this Agreement, fully understand each of its terms and conditions, and intend to abide by this Agreement in every respect. As such, I knowingly and voluntarily sign this Agreement.
/s/ Atul Singh
Atul Singh
Date: July 29, 2016

ATTACHMENT A
Australia
Bangladesh
Bhutan
Brunei
Cambodia
China
East Timor
Fiji
French Polynesia
Hong Kong
India
Indonesia
Japan
Kiribati
Laos
Macao
Malaysia
Maldives
Mongolia
Myanmar
Nauru
Nepal
New Caledonia
New Zealand
Papua New Guinea
Philippines
Samoa
Singapore
Solomon Islands
South Korea
Sri Lanka
Taiwan
Thailand
Tonga
Tuvalu
Vanuatu
Vietnam